EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-63339, Form S-8 No. 333-80806, Form S-8 No. 333-27913, Form S-8 No. 333-78679, Form S-8 No. 333-44366 and Form S-8 No. 333-89232) pertaining to the Retirement Savings Value Plan for Employees of WestPoint Stevens Inc. of our report dated June 14, 2004 with respect to the financial statements of the Retirement Savings Value Plan for Employees of WestPoint Stevens Inc. and supplemental schedule included in this Annual Report on Form 11-K for the year ended December 31, 2003.
/s/ Smith & Howard, P.C.

Smith & Howard, P.C.
Atlanta, GA
June 17, 2004